Exhibit 99.1

River Valley Bancorp
Announces Earnings for
the Quarter Ended September 30, 2005

For Immediate Release
Tuesday, October 18, 2005

Madison, Indiana - October 18, 2005- River Valley Bancorp (NASDAQ Small Cap Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2005. Net income for the quarter was $576,227, or $0.36 expressed as basic earnings per share. Net income for the third quarter ended September 30, 2004 was $645,801, or $0.41 per basic share. The decrease in earnings from period to period is due primarily to a lower net interest margin and higher operating expenses associated with the organization’s growth.

Return on average assets for the quarter ended September 30, 2005 was 0.75% and the return on average equity was 10.06% for the quarter. For the third quarter of 2004, those corresponding returns were 1.00% and 11.51% respectively.

Net income for the nine month period ended September 30, 2005 was $1,721,456.  This is a decrease of $78,218 from the $1,799,674 reported for the same period ended September 30, 2004. Earnings per basic share for the nine months ended September 30, 2005 was $1.09, compared to $1.12 for the same period a year earlier.

Assets totaled $314.5 million as of September 30, 2005, an increase of approximately $40.3 million, from the $274.2 million reported as of September 30, 2004 and a $25.1 million increase from the $289.4 million reported as of December 31, 2004. Net loans, including loans held for sale, were $232.4 million as of September 30, 2005, an increase of $4.7 million from September 30, 2004. Deposits totaled $189.3  million as of September 30, 2005, an increase of $10.9 million from the $178.4 million reported September 30, 2004. Deposits have increased by $18.8 million year to date 2005 from the $170.5 million reported as of December 31, 2004.

Stockholders’ equity as of September 30, 2005 was $23.1 million, or 7.35 % as expressed as a percentage of assets. Reported book value of River Valley Bancorp stock was $14.55 as of September 30, 2005.

“The third quarter of 2005 presented the Company with an exceptional opportunity... significant growth in our home base. Our largest competitor in Jefferson County, Indiana was acquired by another institution during the quarter. This situation, and growth from a new office in a contiguous county, allowed the Company to “win over” a number of new customers. Our deposit base increased by nearly $20 million in the quarter, and most of that during the last forty-five days”, stated Matthew P. Forrester, president of River Valley Bancorp. “The growth came so quickly that we could not effectively, and prudently re-invest those funds into anything other than short-term investments and lowering current borrowings. Hence, our margin suffered during the quarter. The bright news is that those new deposits are a favorable blend of core deposits and certificates that will allow the Company to fund its loan growth in future quarters without heavily borrowing in a rising rate environment. A step backward on earnings in one quarter to assist in future quarters, appears to be a good trade-off”.

The last reported trade of “RIVR” stock on this date was at $20.50.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	9 Months Ended	9 Months Ended
	9-30-2005	9-30-2005	9-30-2004

Assets		$ 314,502	$ 274,228
Net Loans,		232,382	227,694
(Including loans held for sale)
ALL		2,333	2,339
Deposits		189,277	178,393
Shareholders' Equity		23,122	22,347
Total Interest Income	$ 4,115	11,903	9,842
Total Non Interest Income	652	1,887	1,953
Interest Expense	2,085	5,806	4,012
Non Interest Expense	1,747	5,137	4,600
Provision Loan Losses	72	216	266
Taxes	287	910	1,117
Net Income	576	1,721	1,800

ROAA	0.75%	0.75%	0.93%
ROAE	10.06%	10.03%	10.69%
Earnings per Basic Share	$ 0.36	$ 1.09	$ 1.12
Diluted Earnings per Share	0.35	1.05	$1.08

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949